Exhibit 4.1

EXECUTION VERSION

JAZZ

PHARMACEUTICALS PLC

and

COMPUTERSHARE TRUST

COMPANY, N.A.

Rights Agreement

Dated as of April 5, 2017

i

Exhibit A	-	Form of Ownership Statement

Exhibit B	-	Summary of Rights to Purchase Ordinary Shares

ii

Rights Agreement (the “Agreement”), executed as a deed poll under common seal, dated as of April 5, 2017, between Jazz Pharmaceuticals plc, an Irish public limited company (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”).

The Board of Directors of the Company has authorized and directed the issuance of one ordinary share purchase right (a “Right”) for each Ordinary Share (as hereinafter defined) of the Company outstanding on April 17, 2017 (the “Record Date”), each Right representing the right to purchase one Ordinary Share, upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Ordinary Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined).

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan; provided, however, that no Person which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of Ordinary Shares of the Company representing less than 20% of the Ordinary Shares of the Company then outstanding, and which is entitled to file, and files, a statement on Schedule 13G (“Schedule 13G”) pursuant to Rule 13d-1(b) or Rule 13d-1(c) of the General Rules and Regulations under the Exchange Act as in effect at the time of the public announcement of the direction of the Rights issuance with respect to the Ordinary Shares Beneficially Owned by such Person (a “13G Investor”), shall be deemed to be an “Acquiring Person”; provided, further, however, that a Person who was deemed a 13G Investor shall no longer be deemed such if it files a statement on Schedule 13D pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the General Rules and Regulations under the Exchange Act as in effect at the time of the public announcement of the direction of the Rights issuance with respect to the Ordinary Shares Beneficially Owned by such Person, and shall be deemed an Acquiring Person if it is the Beneficial Owner of 10% or more of the Ordinary Shares of the Company then outstanding at any point from the time it first files such a statement on Schedule 13D provided that if at such time such Person’s Beneficial Ownership is not less than 10%, then such Person shall have 60 days from such time to reduce its Beneficial Ownership (together with all Affiliates and Associates of such Person) to below 10% of the Ordinary Shares of the Company before being deemed an “Acquiring Person” but shall be deemed an ”Acquiring Person” if after reducing its Beneficial Ownership to below 10% it subsequently becomes the Beneficial Owner of 10% or more of the Ordinary Shares of the Company or if, prior to reducing its Beneficial Ownership to below 10%, it increases (or makes any offer or takes any other action that would increase) its Beneficial Ownership of the then-outstanding Ordinary Shares of the Company

(other than as a result of an acquisition of Ordinary Shares by the Company) above the lowest Beneficial Ownership of such Person at any time during such 60-day period. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Ordinary Shares by the Company which, by reducing the number of Ordinary Shares of the Company outstanding, increases the proportionate number of Ordinary Shares of the Company Beneficially Owned by such Person to 10% (20% in the case of a 13G Investor) or more of the Ordinary Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% (20% in the case of a 13G Investor) or more of the Ordinary Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Ordinary Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Ordinary Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

(b) “Act” means the Companies Act 2014 of Ireland.

(c) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(d) “Articles” shall mean the articles of association of the Company as amended from time to time.

(e) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(f) “Available Shares” shall have the meaning set forth in Section 11(a)(iii) hereof.

(g) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any securities:

(i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly;

(ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(g)(ii)(B) hereof) or disposing of any securities of the Company; or

(iv) which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person or any of such Person’s Affiliates or Associates is a Receiving Party (as such terms are defined in the immediately following paragraph); provided, however, that the number of Ordinary Shares that a Person is deemed to Beneficially Own pursuant to this clause (iv) in connection with a particular Derivatives Contract shall not exceed the number of Notional Ordinary Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause (iv) be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party, with this proviso being applied to successive Counterparties as appropriate.

A “Derivatives Contract” is a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Ordinary Shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Ordinary Shares”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Ordinary Shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which are issuable by the Company and which such Person would be deemed to Beneficially Own hereunder.

(h) “Book Entry Ordinary Share” shall mean an uncertificated book entry for any Ordinary Share.

(i) “Book Entry Right” shall have the meaning set forth in Section 3(a) hereof.

(j) “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York or New Jersey are authorized or obligated by law or executive order to close.

(k) “Close of Business” on any given date shall mean 5:00 P.M., New York time, on such date; provided, however, that, if such date is not a Business Day, it shall mean 5:00 P.M., New York time, on the next succeeding Business Day.

(l) “Distribution Date” shall have the meaning set forth in Section 3(a) hereof.

(m) “Excess Rights” shall have the meaning set forth in Section 14(a) hereof.

(n) “Excess Shares” shall have the meaning set forth in Section 14(b) hereof.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p) “Final Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(q) “NASDAQ” shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

(r) “Ordinary Shares” when used with reference to the Company shall mean the ordinary shares, par value $0.0001 per share, of the Company. “Ordinary Shares” when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

(s) “Ownership Statements” means, with respect to any Book Entry Ordinary Share or Book Entry Right, current ownership statements issued to the record holders thereof in lieu of a certificate representing such Ordinary Share or Book Entry Right.

(t) “Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, and shall include any successor (by merger or otherwise) of such entity, as well as any group under Rule 13d-5(b)(1) of the Exchange Act.

(u) “Prospectus Directive” shall have the meaning set forth in Section 9(c) hereof.

(v) “Purchase Price” shall have the meaning set forth in Section 4 hereof.

(w) “Record Date” shall have the meaning set forth in the second paragraph hereof.

(x) “Redemption Date” shall have the meaning set forth in Section 7(a) hereof.

(y) “Right” shall have the meaning set forth in the second paragraph hereof.

(a) “Section 11(a)(ii) Event” shall mean any event described in the first paragraph of Section 11(a)(ii) hereof.

(z) “Section 24 Determination” shall have the meaning set forth in Section 24(a) hereof.

(aa) “Shares Acquisition Date” shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such.

(bb) “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(cc) “Trading Day” shall have the meaning set forth in Section 11(d) hereof.

Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions (and no implied terms and conditions) hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. If the Company appoints one or more co-rights agents, the respective duties of the Rights Agent and any co-rights agent shall be as the Company shall determine, and the Company will notify, in writing, the Rights Agent and any co-rights agents of any such respective duties. The Rights Agent shall have no duty to supervise, and shall in no event be liable for the acts or omissions of any such co-Rights Agent.

Section 3. Issue of Book Entry Rights. (a) Until the tenth day after the Shares Acquisition Date (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Ordinary Shares of the Company (or by Book Entry Ordinary Shares of the Company) registered in the names of the holders thereof and not by separate Right certificates or book entry, and (y) the Rights will be transferable only in connection with the transfer of Ordinary Shares of the Company. As soon as practicable after the Distribution Date, the Company will, for each record holder of Ordinary Shares of the Company as of the Close of Business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), make an uncertificated book entry evidencing one Right for each Ordinary Share so held, subject to adjustment as provided herein, and having the terms and conditions contained herein and in an Ownership Statement which will contain terms and conditions substantially similar to those provided in Exhibit A hereto (a “Book Entry Right”). As of the Distribution Date, the Rights will be evidenced solely by such Book Entry Rights. Nothing in this Agreement shall require the issuance of certificates for Ordinary Shares of the Company.

(b) With respect to certificates for Ordinary Shares of the Company or Book Entry Ordinary Shares of the Company outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates (or such Book Entry Ordinary Shares) registered in the names of the holders thereof. Until the Distribution Date (or the earlier of the Redemption Date or the Final Expiration Date), the surrender for transfer of any certificate for Ordinary Shares or the transfer of any Book Entry Ordinary Shares of the Company outstanding on the Record Date shall also constitute the transfer of the Rights associated with the Ordinary Shares of the Company represented thereby.

(c) Certificates for Ordinary Shares (or Book Entry Ordinary Shares) which become outstanding (including, without limitation, reacquired Ordinary Shares referred to in the penultimate sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the legend written as follows (or a substantially similar legend to the same effect):

This certificate also evidences and entitles the holder hereof to certain rights as set forth in an Agreement between Jazz Pharmaceuticals plc and Computershare Trust Company, N.A. (or any successor Rights Agent), dated as of April 5, 2017, as it may be amended or supplemented from time to time (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Jazz Pharmaceuticals plc. Under certain circumstances, as set forth in the Agreement, such Rights (as defined in the Agreement) will be evidenced by separate book entries and will no longer be evidenced by this certificate. Jazz Pharmaceuticals plc will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As set forth in the Agreement, Rights Beneficially Owned

(as defined in the Agreement) by any Person (as defined in the Agreement) who becomes an Acquiring Person (as defined in the Agreement) or an Associate or Affiliate (each as defined in the Agreement) thereof become null and void. None of the securities purchasable upon exercise of the Rights have been offered or directed to any person in any member state of the European Economic Area which has implemented the EU’s Prospectus Directive (2003/71/EC) (the “Prospectus Directive”) (each, a “relevant member state”) other than (A) to any legal entity which is a qualified investor as defined under the Prospectus Directive; or (B) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive. Each person in a relevant member state who exercises any Rights will be deemed to have represented, warranted, acknowledged and agreed with the Company and the Rights Agent that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive, unless an approved prospectus has been prepared and published by the Company.

With respect to any Book Entry Ordinary Shares of the Company, such legend shall be included in the Ownership Statement in respect of such Ordinary Share or in a notice to the record holder of such Ordinary Share in accordance with applicable law or as may be required under the terms of any depositary or similar agreement pursuant to which Book Entry Ordinary Shares are registered. With respect to such certificates containing the foregoing legend, or any Ownership Statement or notice containing the foregoing legend delivered to holders of Book Entry Ordinary Shares, until the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, the Rights associated with the Ordinary Shares of the Company represented by such certificates or such Book Entry Ordinary Shares shall be evidenced by such certificates or such Book Entry Ordinary Shares (including any Ownership Statement) alone, and the surrender for transfer of any such certificate or the transfer of any Book Entry Ordinary Share shall also constitute the transfer of the Rights associated with the Ordinary Shares of the Company represented thereby. In the event that the Company purchases or acquires any Ordinary Shares of the Company after the Record Date but prior to the Distribution Date, any Rights associated with such Ordinary Shares of the Company shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Ordinary Shares of the Company which are no longer outstanding. Notwithstanding this Section 3(c), the omission of a legend shall not affect the enforceability of any part of this Agreement or the rights of any holder of the Rights.

Section 4. Form of Book Entry Rights. The Book Entry Rights (and the forms of election to purchase Ordinary Shares and of assignment set forth in the Ownership Statement in connection therewith) shall be issued in uncertificated form, in compliance with applicable law. Subject to the provisions of Section 22 hereof, the Book Entry Rights shall entitle the holders thereof to purchase such number of Ordinary Shares as shall be set forth therein at the price per one Ordinary Share set forth therein (the “Purchase Price”), but the number of such Ordinary Shares and the Purchase Price shall be subject to adjustment as provided herein.

Section 5. Registration.

Following the Distribution Date, receipt by the Rights Agent of notice to that effect and all other relevant information and documents referred to in Section 3(a), the Rights Agent will keep or cause to be kept, at its office designated for such purposes, books for registration and transfer of the Book Entry Rights issued hereunder. Such books shall show the names and addresses of the respective holders of the Book Entry Rights, the number of Rights evidenced by each of the Book Entry Rights and the date of each of the Book Entry Rights.

Section 6. Transfer, Split Up, Combination and Exchange of Book Entry Rights. Subject to the provisions of Section 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Book Entry Right or Book Entry Rights (other than Book Entry Rights representing Rights that have become null and void pursuant to Section 11(a)(ii) hereof may be transferred, split up, combined or exchanged for another Book Entry Right or Book Entry Rights entitling the registered holder to purchase a like number of Ordinary Shares as the Book Entry Right or Book Entry Rights then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Book Entry Right or Book Entry Rights shall make such request in writing delivered to the Rights Agent. The Book Entry Rights are transferrable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such Book Entry Rights until the registered holder shall have properly completed and duly executed the certificate contained in the form of assignment provided in the Ownership Statement in respect of such Book Entry Right, shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby and the Affiliates and Associates of such Beneficial Owner (or former Beneficial Owner) thereof as the Company or the Rights Agent shall reasonably request and paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Book Entry Rights as required hereunder. Thereupon the Rights Agent shall transfer such Book Entry Right or Book Entry Rights, as the case may be, as so requested, registered in such name or names as may be designated by the surrendering registered holder. The Company may require payment of a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Book Entry Rights. The Rights Agent shall promptly forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement that requires the payment of taxes or charges unless and until it is satisfied that all such taxes and/or charges have been paid.

Notwithstanding any other provisions hereof, the Company and the Rights Agent may amend this Agreement to provide for certificated Rights in addition to or in place of Rights evidenced by the uncertificated Book Entry Rights.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights. (a) The registered holder of any Book Entry Right may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part (provided that any partial exercise is in respect of a whole number of Ordinary Shares), at any time after the Distribution Date, upon written notice of the registered holder of the Book Entry Right of its intention to exercise the Rights evidenced thereby, with the form of election to purchase as set forth in the Ownership Statement in respect of such Book Entry Right properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purposes, together with payment of the Purchase Price for each Ordinary Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on April 5, 2018 (the “Final Expiration Date”) or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”). From such time as the Rights are no longer exercisable hereunder, the Rights Agent shall have no further duties, obligations or liabilities hereunder except as expressly stated herein. Except for those provisions herein that expressly survive the termination of this Agreement, this Agreement shall terminate upon the earlier of the Expiration Date and such time as all outstanding Rights have been exercised or redeemed hereunder.

(b) The Purchase Price for each Ordinary Share purchasable pursuant to the exercise of a Right shall initially be $600, and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below. Notwithstanding anything to the contrary in this Agreement, in no event shall the amount of cash payable for any Ordinary Share issuable pursuant to any Right or Rights be less than the nominal value of such Ordinary Share.

(c) Upon receipt of written notice by the registered holder of any Book Entry Right of its intention to exercise the Rights evidenced thereby, with the form of election to purchase properly completed and duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Book Entry Right in accordance with Section 9 hereof by cash or by certified check, cashier’s check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Ordinary Shares (or make available if the Rights Agent is the Transfer Agent) certificates for the number of Ordinary Shares to be purchased and the Company hereby irrevocably authorizes any such transfer agent to comply with all such requests, or (B) if applicable, requisition from the depositary agent depositary receipts representing such number of Ordinary Shares as are to be purchased (in which case certificates for the Ordinary Shares represented by such receipts shall be deposited by the transfer agent of the Ordinary Shares with such depositary agent) and the Company hereby directs such depositary agent to comply with such request; (ii) when necessary to comply with this Agreement, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof; (iii) cause the Book Entry Right to be transferred to or upon the order of the registered holder of such Book Entry Right, registered in such name or names as may be designated by such holder; and (iv) when necessary to comply with this Agreement, after receipt, deliver such cash to or upon the order of the registered holder of such Book Entry Right. In the event that the Company is obligated to issue securities of the Company other than Ordinary Shares of the Company pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such other securities are available for distribution by the Rights Agent.

(d) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of Rights or other securities upon the occurrence of any purported transfer or exercise as set forth in Section 6 hereof or this Section 7 unless such registered holder shall have (i) properly completed and duly executed the certification following the form of election to purchase set forth in the Ownership Statement in respect of such Book Entry Right, (ii) tendered the Purchase Price (and an amount equal to any applicable transfer tax required to be paid by the holder of such Book Entry Right in accordance with Section 9(b)) to the Company in the manner set forth in Section 7(c), and (iii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request.

(e) In case the registered holder of any Book Entry Rights shall exercise less than all the Rights evidenced thereby, the number of Rights to which such holder is then entitled shall be reflected in the registry books of the Rights Agent, subject to the provisions of Section 14 hereof.

(f) The Company shall ensure compliance with applicable securities laws in connection with the issuance of any Ordinary Shares pursuant to this Agreement.

Section 8. Cancellation of Book Entry Rights. All Book Entry Rights surrendered for the purpose of exercise, transfer, split up, combination or exchange shall be cancelled by the Rights Agent, and no Book Entry Rights shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Book Entry Right purchased or acquired by the Company otherwise than upon the exercise thereof.

Section 9. Availability of Ordinary Shares. (a) From and after such time as there is an Acquiring Person, the Company covenants and agrees that it will use all reasonable endeavours to keep reserved and available out of its authorized and unissued Ordinary Shares or any Ordinary Shares held in its treasury, and to maintain in place the necessary allotment and pre-emption authorities required under Irish law to allot and issue for cash consideration on a non-preemptive basis in accordance with Section 1021 and 1023 of the Act, the number of Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 7 hereof. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Ordinary Shares or other securities, as the case may be, delivered upon exercise of Rights shall, at the time of delivery of such Ordinary Shares or other securities, as the case may be (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable.

(b) The Company further covenants and agrees that it will procure that an indirectly held subsidiary of the Company will, pay when due and payable any and all transfer taxes and charges that may be payable in respect of the issuance or delivery of the Book Entry Rights or of any Ordinary Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax that may be payable in respect of any transfer or delivery of Book Entry Rights to a Person other than, or the issuance or delivery of certificates or depositary receipts for the Ordinary Shares in a name other than that of, the registered holder of the Book Entry Right evidencing Rights surrendered for exercise or to issue or to deliver any certificates or depositary receipts for Ordinary Shares upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Book Entry Right at the time of surrender) or until it has been established to the Company’s and Rights Agent’s reasonable satisfaction that no such tax is due.

(c) Notwithstanding any provision of this Agreement to the contrary, a person in any member state of the European Economic Area which has implemented the EU’s Prospectus Directive (2003/71/EC) (the “Prospectus Directive”) (each, a “relevant member state”) may not exercise Rights if under applicable law of such relevant member state an approved prospectus is required to be made available to the public before any offer of the securities purchasable upon such person’s exercise of the Rights may be made to or directed at such person, unless an approved prospectus has been prepared and published by the Company. None of the securities purchasable upon exercise of the Rights have been offered or directed to any person in any relevant member state other than (A) to any legal entity which is a qualified investor as defined under the Prospectus Directive; or (B) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive. Each person in a relevant member state who exercises any Rights will be deemed to have represented, warranted, acknowledged and agreed with the Company and the Rights Agent that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive, and a person in a relevant member state who is not a qualified investor may be permitted to exercise Rights only with the express prior consent of the Company, in each case unless an approved prospectus has been prepared and published by the Company. The Company shall prepare, seek the necessary approval of, and publish any such required prospectus as promptly as practicable.

Section 10. Ordinary Shares Record Date. Each Person in whose name any certificate for Ordinary Shares or other securities is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Ordinary Shares or other securities represented thereby on, and such certificate shall be dated, the date upon which the Book Entry Right evidencing such Rights was duly surrendered with the forms of election and certification properly completed and duly and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the Ordinary Shares or other securities transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Ordinary Shares or other securities transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Book Entry Right shall not be entitled to any rights of a holder of Ordinary Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11. Adjustment of Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number of Ordinary Shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Ordinary Shares payable in Ordinary Shares, (B) subdivide the outstanding Ordinary Shares, (C) consolidate the outstanding Ordinary Shares into a smaller number of Ordinary Shares or (D) issue any shares of its capital stock in a reclassification of the Ordinary Shares (including any such reclassification in connection with a share exchange, consolidation, merger or scheme of arrangement in which the Company is the continuing or surviving entity), except as otherwise provided in this Section 11(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, consolidation or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Ordinary Shares transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, consolidation or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

(ii) Subject to Section 24 hereof, in the event any Person becomes an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of Ordinary Shares for which a Right is then exercisable (without giving effect to this Section 11(a)(ii)), in accordance with the terms of this Agreement, such number of Ordinary Shares of the Company as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of Ordinary Shares for which a Right is then exercisable (without giving effect to this Section 11(a)(ii)) and dividing that product by (B) 50% of the then current per share market price of the Ordinary Shares of the Company (determined pursuant to Section 11(d) hereof) on the date of the occurrence of such Section 11(a)(ii) Event. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

From and after the occurrence of such event, any Rights that are or were acquired or Beneficially Owned by any Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be null and void without any further action, and any holder of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement or otherwise. Neither the Company nor the Rights Agent shall have liability to any holder of Book Entry Rights or other Person as a result of the Company’s or the Rights Agent’s failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder. No Book Entry Right shall be issued pursuant to Section 3 hereof that represents Rights Beneficially Owned by an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or any Associate or Affiliate thereof; no Book Entry Right shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate or with respect to any Ordinary Shares otherwise deemed to be Beneficially Owned by any of the foregoing; and any Book Entry Right intended for transfer to an Acquiring Person or other Person whose Rights would be null and void pursuant to the preceding sentence shall be cancelled. The Company shall give the Rights Agent written notice of the identity of any such Acquiring Person, Associate or Affiliate, or the nominee of any of the foregoing, and the Rights Agent may rely on such written notice in carrying out its duties under this Agreement and shall be deemed not to have any knowledge of the identity of any such Acquiring Person, Associate or Affiliate, or the nominee of any of the foregoing, unless and until it shall have received such written notice.

(iii) In the event that (x) there shall not be sufficient Ordinary Shares issued but not outstanding (e.g., treasury shares) or authorized but unissued, (y) the Company shall not have the necessary allotment authority required under Irish law to allot and issue Ordinary Shares in accordance with Section 1021 of the Act and/or (z) the Company shall not have in place the necessary pre-emption authority required under Irish law to allot and issue Ordinary Shares for cash consideration on a non-preemptive basis in accordance with Section 1023 of the Act, to permit the exercise in full of the Rights in accordance with subparagraph (ii) above, the Company shall (i) issue Ordinary Shares in accordance with subparagraph (ii) above up to a number of shares equal to the number of Ordinary Shares that are at such time available and authorized for issuance and for which there are in place the necessary allotment and pre-emption authorities required under Irish law to allot and issue Ordinary Shares for cash consideration on a non-preemptive basis in accordance with Sections 1021 and 1023 of the Act (“Available Shares”) and (ii) make good faith effort to take all such action as may be necessary to authorize (X) additional Ordinary Shares for issuance upon exercise of the Rights, (Y) the allotment and issue of Ordinary Shares in accordance with Section 1021 of the Act and/or (Z) the allotment and issue of Ordinary Shares for cash consideration on a non-preemptive basis in accordance with Section 1023 of the Act, as applicable, in order to permit the exercise in full of the Rights in accordance with subparagraph (ii) above. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to obtain the authorization contemplated by clause (X), (Y) and/or (Z), as applicable, the Company shall substitute, for each Ordinary Share that would otherwise be issuable upon exercise of a Right pursuant to subparagraph (ii) above and that has not been satisfied by the issuance of the Available Shares, (1) a reduction in the Purchase Price, (2) other securities or (3) a combination of the foregoing, such that the sum of any such reduction in the Purchase Price and the aggregate value of any such other securities is equal to the current per share market price of one Ordinary Share as of the date of the first occurrence of a Section 11(a)(ii) Event. Subject to Section 11(a)(ii) hereof, any action pursuant to clause (i) or (ii) of the foregoing shall apply uniformly to all outstanding Rights that are exercised pursuant to subparagraph (ii) above.

(b) In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Ordinary Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Ordinary Shares (or shares having the same rights, privileges and preferences as the Ordinary Shares (“equivalent ordinary shares”)) or securities convertible into Ordinary Shares or equivalent Ordinary Shares at a price per Ordinary Share or equivalent ordinary share (or having a conversion price per share, if a security convertible into Ordinary Shares or equivalent ordinary shares) less than the then current per share market price of the Ordinary Shares (as defined in Section 11(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding on such record date plus the number of Ordinary

Shares which the aggregate offering price of the total number of Ordinary Shares and/or equivalent ordinary shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Ordinary Shares outstanding on such record date plus the number of additional Ordinary Shares and/or equivalent Ordinary shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. Ordinary Shares owned by or held for the account of the Company or any Subsidiary of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and, in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c) In case the Company shall fix a record date for the making of a distribution to all holders of the Ordinary Shares (including any such distribution made in connection with a share exchange, consolidation, merger or scheme of arrangement in which the Company is the continuing or surviving entity) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Ordinary Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then-current per share market price of the Ordinary Shares on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a written statement filed with the Rights Agent and shall be binding on the Rights Agent and holders of the Rights) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Ordinary Share and the denominator of which shall be such then-current per share market price of the Ordinary Shares on such record date; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and, in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(d) (i) For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security” for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days immediately prior to but not including such date; provided, however, that, in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or Securities convertible into such shares, or (B) any subdivision, consolidation or reclassification of such Security and prior to but not including the expiration of 30 Trading Days after but not including the ex-dividend date for such dividend or distribution, or the record date for such subdivision, consolidation or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, reported at or prior to 4:00 P.M. Eastern time or, in case no such sale takes place on such day, the average of the bid and asked prices, regular way, reported as of 4:00 P.M. Eastern time, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on NASDAQ or, if the Security is not listed or admitted to trading on NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price reported at or prior to 4:00 P.M. Eastern time or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported as of 4:00 P.M. Eastern time by NASDAQ or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board of Directors of the Company. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business, or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day.

(ii) For the purpose of any computation hereunder, the “current per share market price” of the Ordinary Shares shall be determined in accordance with the method set forth in Section 11(d)(i). If the Ordinary Shares are not listed or admitted to trading and are not so quoted and no such market maker is making a market in the Ordinary Shares, “current per share market price” shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a written statement filed with the Rights Agent.

(e) No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-millionth of an Ordinary Share or one ten-thousandth of any other share or security as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment or (ii) the date of the expiration of the right to exercise any Rights.

(f) If, as a result of an adjustment made pursuant to Section 11(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Ordinary Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Ordinary Shares contained in Section 11(a) through (c) hereof, inclusive, and the provisions of Sections 7, 9, 10 and 13 hereof with respect to the Ordinary Shares shall apply on like terms to any such other shares.

(g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of Ordinary Shares purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h) Unless the Company shall have exercised its election as provided in Section 11(i) hereof, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c) hereof, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of Ordinary Shares (calculated to the nearest one one-millionth of an Ordinary Share) obtained by (A) multiplying (x) the number of Ordinary Shares covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (B) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i) The Company may elect, on or after the date of any adjustment of the Purchase Price, to adjust the number of Rights in substitution for any adjustment in the number of Ordinary Shares purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of Ordinary Shares for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement (with prompt written notice thereof to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Book Entry Rights have been issued, shall be at least 10 days later than the date of the public announcement. If Book Entry Rights have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Book Entry Rights on such record date Book Entry Rights evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment.

(j) Irrespective of any adjustment or change in the Purchase Price or in the number of Ordinary Shares issuable upon the exercise of the Rights, the Book Entry Rights theretofore and thereafter issued may continue to express the Purchase Price and the number of Ordinary Shares which were expressed in the initial Book Entry Rights issued hereunder.

(k) Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value, if any, of the Ordinary Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares at such adjusted Purchase Price.

(l) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer (with prompt written notice thereof to the Rights Agent) until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Ordinary Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Ordinary Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it, in its sole discretion, shall determine to be advisable in order that any consolidation or subdivision of the Ordinary Shares, issuance wholly for cash of any Ordinary Shares at less than the current market price, issuance wholly for cash of Ordinary Shares or securities which by their terms are convertible into or exchangeable for Ordinary Shares, dividends on Ordinary Shares payable in Ordinary Shares or issuance of rights, options or warrants referred to in Section 11(b) hereof, hereafter made by the Company to holders of the Ordinary Shares shall not be taxable to such shareholders, provided that the Purchase Price for each Ordinary Share shall always equal or exceed the par value of such Ordinary Share.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made or there is any event affecting the Rights or their exercisability (including without limitation an event that causes Rights to become null and void) as provided in Section 11 or 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment or describing such event and a brief statement of the facts accounting for such adjustment or describing such event, (b) file with the Rights Agent and with each transfer agent for the Ordinary Shares a copy of such certificate and (c) if such adjustment occurs at any time after the Distribution Date, provide a brief summary thereof to each holder of a Book Entry Right in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall not be obligated or responsible for calculating any adjustment, nor shall it have any duty or liability with respect to, or be deemed to have knowledge of any such adjustment or event unless and until it shall have received such a certificate.

Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power.In the event, directly or indirectly, at any time after a Person has become an Acquiring Person, (a) the Company shall effect a share exchange with, consolidate with, merge with and into, or enter into a scheme of arrangement with or otherwise be acquired by, any other Person, (b) any Person shall effect a share exchange with, consolidate with, merge with and into, or enter into a scheme of arrangement with, the Company and the Company shall be the continuing or surviving entity of such share exchange, consolidation, merger or scheme of arrangement and, in connection with such share exchange, consolidation, merger or scheme of arrangement, all or part of the Ordinary Shares shall be changed into or exchanged for shares or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of Ordinary Shares for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Ordinary Shares, such number of Ordinary Shares of such other Person (including the Company as successor thereto or as the surviving entity) as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of Ordinary Shares for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Ordinary Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, scheme of arrangement, sale or transfer; (ii) the issuer of such Ordinary Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, scheme of arrangement, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term “Company” shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Ordinary Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Ordinary Shares of the Company thereafter deliverable upon the exercise of the Rights. The Company shall not consummate any such consolidation, merger, scheme of arrangement, sale or transfer unless, prior thereto, the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers, schemes of arrangement, share exchanges, or consolidations or sales or other transfers.

Section 14. Fractional Rights and Fractional Shares. (a) The Company shall not be required to issue fractions of Rights or make any book entry evidencing fractional Rights. In lieu of such fractional Rights, the Company may issue additional Rights (“Excess Rights”) up to the total aggregate amount of such fractions arising (rounded down), sell the Excess Rights on the open market (where possible), and pay the proceeds of such sale to the relevant registered holders pro-rata to the fractions of Rights to which they would have otherwise been entitled on such terms and conditions as may be determined by the Board of Directors. For purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

(b) The Company shall not be required to issue fractions of Ordinary Shares upon exercise of the Rights or to distribute certificates which evidence fractional Ordinary Shares. In lieu of fractional Ordinary Shares, the Company may issue additional Ordinary Shares (“Excess Shares”) up to the total aggregate amount of such fractions arising (rounded down), to be paid up by that part of the Purchase Price which relates to the underlying fractions, sell the Excess Shares on the open market, and pay the proceeds of such sale to the relevant registered holders pro-rata to the fractions of Ordinary Shares to which they would have otherwise been entitled on such terms and conditions as may be determined by the Board of Directors. For the purposes of this Section 14(b), the current market value of an Ordinary Share shall be the closing price of an Ordinary Share (as determined pursuant to the second sentence of Section 11(d)(i) hereof) for the Trading Day immediately prior to the date of such exercise.

(c) The holder of a Right, by the acceptance of the Right, expressly waives such holder’s right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided above).

(d) Whenever a payment for fractional Rights or fractional shares or other securities is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the amounts of such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares or other securities under any Section of this Agreement relating to the payment of fractional Rights or fractional shares or other securities unless and until the Rights Agent shall have received such a certificate and sufficient monies.

Section 15. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent hereunder, are vested in the respective registered holders of the Book Entry Rights (and, prior to the Distribution Date, the registered holders of the Ordinary Shares); and any registered holder of any Book Entry Right (or, prior to the Distribution Date, of the Ordinary Shares), without the consent of the Rights Agent or of the holder of any other Book Entry Right (or, prior to the Distribution Date, of the Ordinary Shares), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Book Entry Right in the manner provided in such Book Entry Right and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement, and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not have any liability to any holder of a Right or other Person as a result of the inability of the Company or the Rights Agent to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company shall use all reasonable efforts to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned as soon as possible.

Section 16. Agreement of Right Holders.Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Ordinary Shares;

(b) after the Distribution Date, the Book Entry Rights are transferable (subject to the provisions of this Agreement) only on the registry books maintained by the Rights Agent if surrendered at the office of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer with a completed form of certification; and

(c) the Company and the Rights Agent may deem and treat the person in whose name the Book Entry Right (or, prior to the Distribution Date, the associated Ordinary Shares certificate (or Book Entry Ordinary Share)) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Book Entry Right or the associated Ordinary Shares certificate (or Ownership Statements or other notices provided to holders of Book Entry Ordinary Shares) made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

Section 17. Book Entry Right Holder Not Deemed a Shareholder. No holder, as such, of any Book Entry Right shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Ordinary Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Book Entry Right be construed to confer upon the holder of any Book Entry Right, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Book Entry Right shall have been exercised in accordance with the provisions hereof.

Section 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder, and, from time to time, on demand of the Rights Agent, its reasonable expenses and outside counsel fees and other disbursements incurred in the preparation, negotiation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including without limitation, the reasonable fees and expenses of legal counsel) incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for anything done or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability in connection therewith and enforcing this right of indemnification. The reasonable costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company to the extent that the Rights Agent is successful in so enforcing its right of indemnification.

The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement and the exercise and performance of its duties hereunder in reliance upon any Book Entry Right or certificate for the Ordinary Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, guaranteed, verified or acknowledged, by the proper person or persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof. Notwithstanding anything in this Agreement to the contrary, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice in writing.

The provisions of this Section 18 and Section 20 hereof shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.

Section 19. Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may effect a share exchange, be consolidated, or any Person resulting from any merger, share exchange, scheme of arrangement, or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer powers of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or document or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof.

Section 20. Duties of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Agreement and no implied duties or obligations shall be read into this Agreement against the Rights Agent. The Rights Agent shall perform those duties and obligations upon the following terms and conditions, by all of which the Company and the holders of Book Entry Rights, by their acceptance thereof, shall be bound:

(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in the absence of bad faith, gross negligence or willful misconduct and in accordance with such advice or opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of an Acquiring Person and the determination of the current per share market price of any security) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for any action taken, or omitted to be taken by it under the provisions of this Agreement in reliance upon such a certificate.

(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, in no event will the Rights Agent be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.

(d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Ownership Statement in respect of such Book Entry Right (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Rights Agent shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity of any Book Entry Right; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in the Ownership Statement in respect of any Book Entry Right; nor shall it be responsible for any change in the exercisability of the Rights (including but not limited to the Rights becoming null and void pursuant to Section 11(a)(ii) hereof) or any adjustment in the terms of the Rights (including but not limited to the manner, method or amount thereof) provided for in Section 3, 11, 13, 23 or 24 hereof, or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Book Entry Rights after receipt of a certificate furnished pursuant to Section 12 describing such change or adjustment upon which the Rights Agent may rely); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares or other securities to be issued pursuant to this Agreement or any Book Entry Right or as to whether any Ordinary Shares or other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent with respect to its duties and obligations under this Agreement and the date on and/or after which such action shall be taken or suffered or such omission shall be effective. The Rights Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with a proposal included in any such application on or after the date specified therein (which date shall not be less than three (3) Business Days after the date indicated in such application unless any such officer shall have consented in writing to an earlier date) unless, prior to taking or suffering any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted to be taken.

(h) The Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent (or any such shareholder, affiliate, director, officer or employee) under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, to any holders of Rights or to any other Person resulting from any such act, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof.

Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company in accordance with Section 26 hereof and, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Ordinary Shares by first-class mail, postage prepaid, or nationally recognized overnight delivery. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties as Rights Agent under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice. The Company may remove the Rights Agent or any successor Rights Agent (with or without cause) upon 30 days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Ordinary Shares or Ordinary Shares by registered or certified mail, and to the holders of the Book Entry Rights by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Book Entry Right, then the registered holder of any Book Entry Right may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (a) a Person organized and doing business under the laws of the United States or of any state of the United States so long as such Person is authorized to do business as a banking institution in such state, in good standing which is authorized under such laws to exercise stockholder services powers and is subject to supervision or examination by federal or state authority and which has, along with its Affiliates, at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or (b) an affiliate or direct or indirect wholly-owned Subsidiary of such Person or its wholly-owning parent. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Ordinary Shares, and mail a notice thereof in writing to the registered holders of the Book Entry Rights. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22. Issuance of New Book Entry Rights. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Book Entry Rights evidencing Rights as may be approved by the Board of Directors of the Company to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Book Entry Rights made in accordance with the provisions of this Agreement.

Section 23. Redemption. (a) The Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all the then outstanding Rights without consideration therefor. The redemption of the Rights by the Board of Directors of the Company may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.

(b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate. The Company shall promptly give public notice of any such redemption (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within ten (10) days after such action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Ordinary Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23, and other than in connection with the purchase of Ordinary Shares prior to the Distribution Date.

Section 24. Section 24 Determination. (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, provide that each holder of a Right shall thereafter have a right to receive, upon exercise of a Right for a purchase price of $1.00 per Ordinary Share, one Ordinary Share, appropriately adjusted to reflect any adjustment in the number of Rights pursuant to Section 11(a)(i) (a “Section 24 Determination”). At any time during which a Section 24 Determination shall be in effect, the option of a holder of a Right to exercise in accordance with this Section 24 shall be in addition to, but not in duplication of, any rights of holders pursuant to Section 11(a)(ii), such that any holder of a Right may either exercise such Right pursuant to Section 11(a)(ii) or pursuant to this Section 24. Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to make a Section 24 Determination at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Ordinary Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Ordinary Shares then outstanding.

(b) The Company shall promptly give public notice of any such Section 24 Determination (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such Section 24 Determination. The Company promptly shall mail a notice of any such Section 24 Determination to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of Section 24 Determination will state the price at which the Ordinary Shares may be purchased.

(c) In the event that (x) there shall not be sufficient Ordinary Shares issued but not outstanding (e.g., treasury shares) or authorized but unissued, (y) the Company shall not have the necessary allotment authority required under Irish law to allot and issue Ordinary Shares in accordance with Section 1021 of the Act and/or (z) the Company shall not have in place the necessary pre-emption authority required under Irish law to allot and issue Ordinary Shares for cash consideration on a non-preemptive basis in accordance with Section 1023 of the Act, to permit the exercise in full of the Rights in accordance with this Section 24, the Company shall (i) issue Ordinary Shares in accordance with subparagraph (ii) above up to a number of shares equal to the number of Available Shares and (ii) make good faith effort to take all such action as may be necessary to authorize (X) additional Ordinary Shares for issuance upon exercise of the Rights, (Y) the allotment and issue of Ordinary Shares in accordance with Section 1021 of the Act and/or (Z) the allotment and issue of Ordinary Shares for cash consideration on a non-preemptive basis in accordance with Section 1023 of the Act, as applicable, in order to permit the exercise in full of the Rights in accordance with this Section 24. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to obtain the authorization contemplated by clause (X), (Y) and/or (Z), as applicable, the Company shall substitute, for each Ordinary Share that would otherwise be issuable upon exercise of a

Right pursuant to this Section 24 and that has not been satisfied by the issuance of the Available Shares, (1) a reduction in the Purchase Price, (2) other securities or (3) a combination of the foregoing, such that the sum of any such reduction in the Purchase Price and the aggregate value of any such other securities is equal to the current per share market price of one Ordinary Share as of the date of the first occurrence of a Section 11(a)(ii) Event. Subject to Section 11(a)(ii) hereof, any action pursuant to clause (i) or (ii) of the foregoing shall apply uniformly to all outstanding Rights that are exercised pursuant to this Section 24.

Section 25. Notice of Certain Events. (a) In case the Company shall, at any time after the Distribution Date, propose (i) to pay any dividend payable in shares of any class to the holders of the Ordinary Shares or to make any other distribution to the holders of the Ordinary Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of the Ordinary Shares rights or warrants to subscribe for or to purchase any additional Ordinary Shares or shares of any class or any other securities, rights or options, (iii) to effect any reclassification of the Ordinary Shares (other than a reclassification involving only the subdivision of outstanding Ordinary Shares), (iv) to effect any share exchange, scheme of arrangement, consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Ordinary Shares payable in Ordinary Shares or to effect a subdivision, combination or consolidation of the Ordinary Shares (by reclassification or otherwise than by payment of dividends in Ordinary Shares), then, in each such case, the Company shall give to each holder of a Book Entry Right, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such share exchange, reclassification, consolidation, merger, scheme of arrangement, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Ordinary Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Ordinary Shares for purposes of such action, and, in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Ordinary Shares, whichever shall be the earlier.

(b) In case the event set forth in Section 11(a)(ii) hereof shall occur, then the Company shall, as soon as practicable thereafter, give to the Rights Agent and each holder of a Book Entry Right, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof.

Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Book Entry Right to or on the Company shall be sufficiently given or made if sent in writing by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Jazz Pharmaceuticals plc

Fifth Floor, Waterloo Exchange

Waterloo Road, Dublin 4, Ireland

Attention: Company Secretary

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Book Entry Right to or on the Rights Agent shall be sufficiently given or made if written and sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attention: Client Services

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Book Entry Right shall be sufficiently given or made if sent in writing by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27. Supplements and Amendments. Subject to this section, the Company may, and the Rights Agent shall, if directed in writing by the Company, from time to time supplement or amend this Agreement without the approval of any holders of Book Entry Rights in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights. Notwithstanding anything in this Agreement to the contrary, the Company and the Rights Agent may (and the Rights Agent shall, if the Company so directs in writing) supplement or amend this Agreement at any time without the approval of any holders of Book Entry Rights in order to conform the provisions hereof to applicable law. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided, however, that the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.

Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Book Entry Rights (and, prior to the Distribution Date, the Ordinary Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Book Entry Rights (and, prior to the Distribution Date, the Ordinary Shares).

Section 30. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction shall materially and adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon ten (10) Business Days’ written notice to the Company pursuant to the requirements of Section 26 of this Agreement.

Section 31. Governing Law. This Agreement and each Book Entry Right issued hereunder shall be deemed to be a contract made under the laws of Ireland and for all purposes shall be governed by and construed in accordance with the laws of Ireland applicable to contracts to be made and performed entirely within Ireland, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

Section 32. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 33. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 34. Customer Identification Program. The Company acknowledges that the Rights Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Rights Agent must obtain, verify and record information that allows the Rights Agent to identify the Company. Accordingly, prior to accepting an appointment hereunder, the Rights Agent may request information from the Company that will help the Rights Agent to identify the Company, including without limitation the Company’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Rights Agent deems necessary. The Company agrees that the Rights Agent cannot accept an appointment hereunder unless and until the Rights Agent verifies the Company’s identity in accordance with the Customer Identification Program requirements.

Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest. The Rights Agent shall provide the Company prompt notice as soon as practicable in the event that any such delay or failure in performance occurs and keep the Company apprised of developments and mitigation effort with respect thereto.

IN WITNESS WHEREOF the parties have executed this Agreement as a deed poll with the intention that it be delivered on the date first written above.

GIVEN under the common seal of JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY and DELIVERED as a DEED POLL
/s/ Aislinn Doody
	Name:	Aislinn Doody
	Title:	Company Secretary

(Signature of Witness):	/s/ Deirdre O’Sullivan

(Name of Witness):	Deirdre O’Sullivan

(Address of Witness):	Waterloo Rd, Dublin 4

(Occupation of Witness):	Practising Solicitor

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.

By	/s/ Susan R. Hogan	By	/s/ David L. Adamson
	Name: Susan R. Hogan		Name: David L. Adamson
	Title: Assistant Vice President		Title: Vice President

Form of Ownership Statement

This certifies that                 , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of April 5, 2017 (the “Agreement”), between Jazz Pharmaceuticals plc, an Irish public limited company (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Agreement) and prior to 5:00 P.M., New York time, on April 5, 2018, at the office of the Rights Agent designated for such purposes, or at the office of its successor as Rights Agent, one ordinary share, par value $0.0001 per share, of the Company (the “Ordinary Shares”), at a purchase price of $600 per one Ordinary Share (the “Purchase Price”), upon written notice of the registered holder of the Book Entry Right of its intention to exercise the Rights evidenced thereby with the Form of Election to Purchase duly executed. As provided in the Agreement, the Purchase Price and the number of Ordinary Shares which may be purchased upon the exercise of the Rights evidenced by this Book Entry Right are subject to modification and adjustment upon the happening of certain events.

Each Book Entry Right is subject to all of the terms, provisions and conditions of the Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Book Entry Rights. Copies of the Agreement are on file at the principal executive offices of the Company and the offices of the Rights Agent.

Each Book Entry Right, with or without other Book Entry Rights, upon surrender at the office of the Rights Agent designated for such purposes, may be exchanged for another Book Entry Right or Book Entry Rights of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Ordinary Shares as the Rights evidenced by the Book Entry Right or Book Entry Rights associated with this Ownership Statement. If this Book Entry Right shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Book Entry Right or Book Entry Rights for the number of whole Rights not exercised.

Subject to the provisions of the Agreement, the Rights evidenced by each Book Entry Right may be redeemed by the Company without consideration therefor.

No fractional Ordinary Shares will be issued upon the exercise of any Right or Rights evidenced hereby, but, in lieu thereof, a cash payment will be made, as provided in the Agreement.

No holder of any Book Entry Right shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Ordinary Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Book Entry Right shall have been exercised as provided in the Agreement.

No Book Entry Right shall be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

None of the securities purchasable upon exercise of the Rights have been offered or directed to any person in any member state of the European Economic Area which has implemented the Prospectus Directive (as such term is defined in the Agreement) other than to qualified investors (as such term is defined in the Prospectus Directive) or in circumstances that do not require the Company’s publication of a prospectus under the Prospectus Directive. Each person in a relevant member state who exercises any Rights will be deemed to have represented, warranted, acknowledged and agreed with the Company and the Rights Agent that it is a “qualified investor” under the Prospectus Directive, unless an approved prospectus has been prepared and published by the Company.

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer the Book Entry Right.)

FOR VALUE RECEIVED                      hereby sells, assigns and transfers unto

(Please print name and address of transferee)

this Book Entry Right, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                  Attorney, to transfer the within Book Entry Right on the books of the within-named Company, with full power of substitution.

Dated:

Signature

Signature Guaranteed:

Signatures must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) at a guarantee level satisfactory to the Rights Agent. A notary public is not sufficient.

The undersigned hereby certifies that the Rights evidenced by this Book Entry Right are not Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and are not issued with respect to Notional Ordinary Shares related to a Derivatives Contract described in clause (iv) of the definition of Beneficial Owner (as such terms are defined in the Agreement).

Signature

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise

Rights represented by the Book Entry Right.)

To:

The undersigned hereby irrevocably elects to exercise                  Rights represented by this Book Entry Right to purchase the Ordinary Shares issuable upon the exercise of such Rights and requests that certificates for such Ordinary Shares be issued in the name of:

Please insert social security

or other identifying number

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Book Entry Right, a new Book Entry Right for the balance remaining of such Rights shall be registered in the name of:

Please insert social security

or other identifying number

(Please print name and address)

Dated:

Signature
Signature Guaranteed:

Signatures must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) at a guarantee level satisfactory to the Rights Agent. A notary public is not sufficient.

The undersigned hereby certifies that the Rights evidenced by this Book Entry Right are not Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and are not issued with respect to Notional Ordinary Shares related to a Derivatives Contract described in clause (iv) of the definition of Beneficial Owner (as such terms are defined in the Agreement).

Signature

NOTICE

The signature in the Form of Assignment or Form of Election to Purchase, as the case may be, must conform to the name as written upon the face of this Ownership Statement in every particular, without alteration or enlargement or any change whatsoever.

In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the Beneficial Owner of the Rights evidenced by this Book Entry Right to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Agreement) and such Assignment or Election to Purchase will not be honored.

SUMMARY OF RIGHTS TO PURCHASE

ORDINARY SHARES

Introduction

On April 5, 2017, Jazz Pharmaceuticals plc, an Irish public limited company (the “Company”), entered into a Rights Agreement, dated as of April 5, 2017 (the “Rights Agreement”), with Computershare Trust Company, N.A., as rights agent The Board of Directors of the Company (the “Board”) has authorized the issuance of one ordinary share purchase right (a “Right”) for each outstanding ordinary share, par value $0.0001 per share, of the Company (the “ordinary shares”). The Rights will be issued on April 17, 2017 to the shareholders of record on that date.

The Board has adopted the Rights Agreement to enable all shareholders of the Company to realize the long-term value of their investment in the Company and to guard against attempts to acquire control of the Company at an inadequate price. In general terms, the Rights Agreement works by causing significant dilution to any person or group that acquires 10% (or 20% in the case of a “13G Investor” as defined in the Rights Agreement) or more of the outstanding ordinary shares of the Company without the prior approval of the Board. The Rights Agreement is not intended to prevent an acquisition of the Company on terms that the Board considers favorable to, and in the best interests of, all shareholders. Rather, the Rights Agreement aims to provide the Board with adequate time to fully assess any takeover proposal and therefore comply with its fiduciary duties and to encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. The Rights Agreement was adopted in response to the takeover environment in general, particularly in light of the settlement agreement disclosed by the Company on April 5, 2017, and is not in response to any specific approach to the Company or perceived imminent takeover proposal for the Company. The issuance of Rights is not taxable to the Company or to shareholders and will not affect reported earnings per share.

A summary of the terms of the Rights Agreement follows. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K filed on April 5, 2017. A copy of the Rights Agreement is available free of charge from the Company upon request.

The Rights. The Rights will initially trade with, and will be inseparable from, the ordinary shares. The Rights are evidenced only by certificates or book-entry credits that represent ordinary shares. New Rights will accompany any new ordinary shares the Company issues after the Record Date until the earlier of the Distribution Date described below and any redemption or expiration of the Rights.

Exercisability. The Rights will not be exercisable until ten (10) days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% (or 20% in the case of a “13G Investor,” as defined in the Rights Agreement) or more of our outstanding ordinary shares.

The date when the Rights become exercisable is referred to as the “Distribution Date.” Until that date, the certificates or book-entry credits that represent ordinary shares will also evidence the Rights, and any transfer of ordinary shares will constitute a transfer of Rights. After that date, the Rights will separate from the ordinary shares and be evidenced by book-entry credits. Any Rights held by an Acquiring Person are void and may not be exercised.

Exercise Price. Each Right will allow its holder to purchase from our Company one ordinary share for $600 (the “Exercise Price”), once the Rights become exercisable. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Beneficial Ownership. Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying ordinary shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended, are treated as beneficial ownership of the number of the Company’s ordinary shares equivalent to the economic exposure created by the derivative position, to the extent actual ordinary shares of the Company are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the rights plan are excepted from such imputed beneficial ownership.

Shares held by Affiliates and Associates (each as defined in the Rights Agreement) of an Acquiring Person, and Notional Ordinary Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Consequences of a Person or Group Becoming an Acquiring Person.

•	Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $600, purchase ordinary shares of the Company with a market value of $1,200, based on the market price of the ordinary shares prior to such acquisition.

•	Reduction in Exercise Price. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding ordinary shares, the Board may provide that each Rights holder, other than the Acquiring Person, will have the right to receive, upon exercise of a Right, one ordinary share for a purchase price of $1.00 per ordinary share. If the Board makes such a determination, the option of a Rights holder to so exercise Rights shall be in addition to, but not in duplication of, any rights of holders to exercise Rights as described in “Flip In” above.

•	Flip Over. If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may, for $600, purchase shares of the acquiring company with a market value of $1,200, based on the market price of the acquiring company’s stock, prior to such transaction.

Expiration. The Rights will expire on April 5, 2018.

Redemption. The Board may redeem the Rights without consideration therefor at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights.

Anti-Dilution Provisions. The Board may adjust the purchase price of the ordinary shares, the number of ordinary shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the ordinary shares. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.